Exhibit 23.7

W.D. VON GONTEN & CO.

April 8, 2022

Crescent Energy Company

600 Travis Street, Suite 7200

Houston, Texas, 77002

Re:	Contango Oil & Gas Company

Gentlemen:

The firm of W.D. Von Gonten & Co. consents to the incorporation by reference of its report regarding Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue associated with its 37% ownership interest in Exaro Energy III LLC, into Crescent Energy Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 8, 2022.

W.D. Von Gonten & Co. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Yours very truly,

W.D. VON GONTEN & CO.

/s/ W.D. Von Gonten Jr.
D.D. VON GONTEN & CO.
W.D. Von Gonten JR
President
Houston, Texas